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  PROSPECTUS                                                      Rule 424(B)(3)
                                            Registration Statement No. 333-37503


                                 100,000 Shares

                             THE GORMAN-RUPP COMPANY



                                  Common Shares

                               (Without Par Value)


                  The securities offered hereby are presently issued, but not outstanding Common Shares, without par value ("Common Shares"), of The Gorman-Rupp Company (the "Company"). These Common Shares are held in the Company's treasury and may be sold from time to time by the Company acting as a principal for its own account. The Company will receive all of the proceeds from the offering and will use such proceeds for working capital purposes.

                  The Common Shares are registered with, and listed on, the American Stock Exchange. On October 27, 1997, the closing sales price of Common Shares as reported on the American Stock Exchange was $18.875.

                  Sales of Common Shares may be effected from time to time in negotiated transactions or on the American Stock Exchange at prevailing market prices. The Company may offer Common Shares to purchasers directly or to or through broker-dealers which may act as principals or agents. The Company has determined that no underwriter will be involved with the offer and sale of Common Shares hereby. (See "Plan of Distribution").



             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS
               THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is October 28, 1997.



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                              AVAILABLE INFORMATION

                  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the Commission's New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Commission's Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such material and other information pertaining to the Company may be inspected at the American Stock Exchange, 86 Trinity Place, New York, New York 10006, the national securities exchange on which Common Shares are listed and traded. The Company is also subject to the electronic filing requirements of the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission and that is located at http://www.sec.gov.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

                  The following documents filed with the Commission hereby are incorporated by reference into this Prospectus:

                  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996 filed pursuant to Section 13(a) of the Exchange Act.

                  2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1997 filed pursuant to Section 13(a) of the Exchange Act, and all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to above.

                  3. The description of Common Shares contained in documents filed pursuant to the Exchange Act.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus.

                  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the information that has been incorporated by reference into this Prospectus or any registration statement containing this Prospectus (other than exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus and any registration statement containing this Prospectus incorporates). Such requests should be directed to Robert E. Kirkendall, Corporate Secretary of the Company, at 305 Bowman Street, Mansfield, Ohio 44903, or by telephone at (419) 755-1011.
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                                   THE COMPANY

                  The Company is an Ohio corporation primarily engaged in the design, development, production and sale of pumps, sewage pumping stations and motive-powered pump units for use in construction, industrial, petroleum, agricultural, water and waste water, original equipment, fire, military and other liquid-handling applications.

                  The Company's principal executive offices are located at 305 Bowman Street, Mansfield, Ohio 44903. Its main telephone number is
(419)755-1011.


                              PLAN OF DISTRIBUTION

                  Common Shares offered hereby are being sold by the Company acting as a principal for its own account. The Company will receive all of the proceeds from the offering and will use such proceeds for working capital purposes.

                  All Common Shares being offered for sale hereby are registered with, and listed on, the American Stock Exchange and are held in the Company's treasury. (In accordance with Rule 416(a) promulgated under the Securities Act of 1933, the number of Common Shares being offered hereunder may be increased from time to time to that number of Common Shares resulting from a stock split, stock dividend or similar transaction applicable to the currently offered number of Common Shares.) The Company plans to offer and sell hereby not in excess of 100,000 Common Shares in the two years immediately following the date of this Prospectus (and thereafter, an additional 100,000 Common Shares in the following two-year period under a new registration). The Company currently holds 265,576 Common Shares in its treasury. On October 27, 1997, the closing sales price of Common Shares as reported on the American Stock Exchange was $18.875 per share.

                  The sale of Common Shares may be effected from time to time in negotiated transactions or on the American Stock Exchange at prevailing market prices. Sales may be consummated by the Company to purchasers directly pursuant to certain provisions of Section 4 of the Securities Act of 1933, or to or through broker-dealers which may act as principals or agents.

                  The Company has determined that no underwriter will be involved with the offer and sale of Common Shares hereby and that any broker-dealers engaged by the Company will receive not in excess of the usual and customary distributors' or sellers' commission. Any broker-dealers that participate in the distribution of Common Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions paid or any discounts or concessions allowed to them and, if any such broker-dealers purchase Common Shares as principal, any profit on the resale of Common Shares, may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.




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                  The Company has executed and delivered a Distribution
Agreement dated as of October 1, 1997 (the "Distribution Agreement") which governs the offer and sale of Common Shares offered hereby. The other parties to the Distribution Agreement include National City Bank in two capacities, as administrator of The Gorman-Rupp Company Employee Stock Purchase Plan, and as agent of The Gorman-Rupp Company Dividend Reinvestment Service.

                  National City Bank acts as the transfer agent and registrar for the Common Shares. Otherwise, there are no material relationships among the Company and the fiduciaries.

                  Pursuant to the Distribution Agreement, the Company is obligated to sell up to 50,000 Common Shares per year for a two-year period beginning on the date of this Prospectus (and thereafter 50,000 Common Shares per year for an additional two-year period under a new registration) to the Company's foregoing plans (the "Plans") whenever requested by the fiduciaries of the Plans. The fiduciaries are obligated, except as otherwise required under applicable law, to attempt to purchase Common Shares as needed from the Company before acquiring Common Shares from any other source.

                  The purchase price per Common Share will be a cash amount equal to the average of the high and low sales prices of Common Shares on the American Stock Exchange on the nearest trading date before the date of sale. No brokerage fee or commission will be paid by or to any party in connection with such sales. To the extent that the fiduciaries of the Plans do not purchase or reserve the right to purchase 50,000 Common Shares in any year covered by the Distribution Agreement, the Company will have the option to sell to any person or entity, during a one-month window period at the end of each year, any Common Shares offered hereby which remain in the allotment for that year.

                  Under the Distribution Agreement, the Company is obligated to use all reasonable efforts to effect and maintain the registration of Common Shares offered hereby during the term of the Distribution Agreement and, except for fees and disbursements of counsel for the fiduciaries, the Company will pay for all costs and expenses incurred in respect of the Distribution Agreement and the registration and sale of Common Shares offered hereby. In addition, the Company will deliver copies of this Prospectus, and all amendments and supplements hereto, to the fiduciaries, and they, in turn, will promptly furnish a copy to all participants in the Plans.

                  The Distribution Agreement may be terminated prior to the expiration of its term by the written notice of the Company to the fiduciaries. The Distribution Agreement may be amended by the unanimous written consent of all parties thereto.




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                                  LEGAL OPINION

                  The legality of Common Shares offered hereby will be passed upon for the Company by Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114.


                                     EXPERTS

                  The consolidated financial statements of The Gorman-Rupp Company for the year ended December 31, 1996 incorporated by reference and included in The Gorman-Rupp Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                                * * * * * * * * *


                  No person has been authorized to give any information or make any representation other than as contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus shall not constitute an offer to sell or a solicitation of an offer to buy any Common Shares offered hereby in any jurisdiction where such offer or solicitation would be unlawful.